Exhibit 10.8

LEASE AGREEMENT

between

THE INDUSTRIAL DEVELOPMENT BOARD OF THE CITY OF ARAB,

as Lessor,

and

HYCO ALABAMA LLC,

as Lessee

Relating to

Hyco Alabama Project

Dated

as of

September 1, 2000

Roy S. Goldfinger, P.C.

Montgomery, Alabama

Bond Counsel

LEASE AGREEMENT

EXHIBIT A - Description of Realty

STATE OF ALABAMA )

MARSHALL COUNTY )

LEASE AGREEMENT

This LEASE AGREEMENT (as the same may hereafter be amended or supplemented, this “Lease Agreement”) made and entered into as of September 1, 2000, between THE INDUSTRIAL DEVELOPMENT BOARD OF THE CITY OF ARAB, its successors and assigns (the “IDB”), a public corporation organized under the laws of the State, and HYCO ALABAMA LLC, a Delaware limited liability company, its successors and assigns (the “Company”), under the circumstances summarized in the following recitals (the capitalized terms not defined in the recitals being used therein as defined in Article I hereof):

A. The IDB has been heretofore organized under and is authorized by the Act to acquire, enlarge, improve, expand, own, lease, and dispose of properties to the end that the IDB may be able to promote industry and develop trade by inducing manufacturing, industrial, commercial and research enterprises to locate in the State, or to enlarge and expand existing enterprises, or both, and further the use of the agricultural products and natural resources of the State.

B. Pursuant to and in furtherance of the public purposes expressed in the Act, the IDB has determined to undertake the Project and to lease the Project to the Company pursuant to this Lease Agreement.

C. Simultaneously with the execution and delivery of this Lease Agreement, (1) the IDB will enter into the IDB Indenture with the Trustee, pursuant to which the IDB will issue the IDB Bonds in the principal amount of $1,000,000 and apply the proceeds thereof to pay a portion of the Project Costs; and (2) the Company will enter into the Company Indenture with the Trustee, pursuant to which the Company will issue the Company Bonds in the principal amount of $3,000,000, the proceeds of which will also be applied to pay Project Costs.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the parties to this Lease Agreement hereby formally covenant, agree and bind themselves as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. In addition to the words and terms elsewhere defined in this Lease Agreement (including in the Recitals hereto) or by reference to the Indenture or other document, unless the context or use clearly indicates another or different meaning or intent:

“Abatement Agreement” means the Abatement Agreement dated as of February 25, 2000 between the IDB and the Company, confirming the grant made by the IDB in the Inducement Resolution of all State and local tax abatements permitted under Act No. 92-599, Legislature of Alabama.

“Act” means Article 4, Chapter 54, Title 11 of the Code of Alabama of 1975, as amended.

“Act of Bankruptcy” shall mean the filing of a petition in bankruptcy (or other commencement of a bankruptcy or similar proceeding) by or against the Company or by the IDB, as debtor, under any applicable bankruptcy, reorganization, insolvency or other similar law now or hereafter in effect.

“Affiliate” means, as to any Person, any other Person that directly, or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, that Person.

“Alternate Credit Facility” means an irrevocable letter of credit, a surety bond, an insurance policy or other credit facility delivered to the Trustee pursuant to Section 5.8(f) of this Lease Agreement.

“Bank” means Regions Bank, Montgomery, Alabama, and its successors and assigns, as issuer of the Initial Letter of Credit, until such time, if any, as a Substitute Letter of Credit or Alternate Credit Facility shall become effective pursuant to Section 5.8 of this Lease Agreement, and thereafter “Bank” shall mean the issuer or provider of such Substitute Letter of Credit or Alternate Credit Facility.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978, as amended, or any substitute or replacement legislation.

“Basic Rent” means that portion of the Rentals payable under Section 3.3 of this Lease Agreement in the amounts and at the times sufficient, giving effect to any credit therein provided for, to pay Debt Service on or Purchase Price of the IDB Bonds.

“Bond” or “Bonds” means, individually or collectively, as the context may require, the IDB Bonds and the Company Bonds.

“Bond Counsel” means Roy S. Goldfinger, P.C., Montgomery, Alabama, or any other attorney or firm of attorneys nationally recognized on the subject of municipal bonds and acceptable to the Trustee.

“Bond Fund” Means the Bond Fund created in the IDB Indenture.

“Bond Payment Date” means each date (including any date fixed for redemption or acceleration of IDB Bonds) on which Debt Service is payable.

“Bond Purchase Agreement” means the Bond Purchase Agreement dated September 13, 2000 among the IDB, the Company and the Underwriter and relating to the Bonds.

“Bond Purchase Fund” means the Bond Purchase Fund created in the IDB Indenture.

“Bond Year” means, during the period the IDB Bonds remain outstanding, the annual period provided for the computation of Excess Earnings under Section 148(f) of the Code (except that the first and last Bond Years may be less than 12 months long).

“Building” means, collectively, all structures and improvements now existing or hereafter expanded, constructed, reconstructed or made on the Realty, as they may at any time exist.

“Business Day” means any day other than (i) a Saturday or Sunday; (ii) a day on which banking institutions are required or authorized to remain closed in (A) the city in which the principal office of the Trustee is located, (B) the city in which the principal office of the Remarketing Agent is located, (C) the city in which the office of the Bank where drawings under the Letter of Credit are to be made is located; or (iii) a day on which the payment system of the Federal Reserve System is not operational.

“City” means the City of Arab, Alabama.

“Code” means the Internal Revenue Code of 1986, as amended. References to the Code and Sections thereof include relevant applicable temporary, proposed or final regulations thereunder and under any predecessor provisions of the Internal Revenue Code of 1954, as amended.

“Commercial Base Rate” means the variable rate of interest designated by the Bank periodically as the Bank’s Commercial Base Rate. The Commercial Base Rate is not necessarily the lowest rate charged by the Bank. The Commercial Base Rate as of the Issue Date is nine and one-half per centum (9 1/2%) per annum.

“Company Bonds” means the $3,000,000 Revenue Bonds, Series 2000 of the Company to be issued under the Company Indenture.

“Company Documents” means, individually or collectively, as the context may require, each or all of the Company Indenture, the Tax-Exempt Credit Agreement, the Taxable Credit Agreement, this Lease Agreement, the Bond Purchase Agreement, the Remarketing Agreement, the Mortgages and such other documents or instruments as the Company may enter into in order to consummate the transactions contemplated hereby and thereby.

“Company Indenture” means the Trust Indenture of even date herewith from the Company to the Trustee, as the same may hereafter be supplemented or amended.

“Completion Date” means the date of completion of the Project to be established by the Company in accordance with Section 4.5(b) hereof.

“Computation Date” means the last day of each Bond Year and the day on which the final payment in full of all the IDB Bonds is made.

“Construction Fund” means the Construction Fund created in the IDB Indenture.

“County” means Marshall County, Alabama.

“DTC” means The Depository Trust Company, New York, New York.

“Debt Service” means, for any period or payable at any time, the principal, interest and any premium due on IDB Bonds for that period or payable at that time.

“Equipment” means any item of equipment, fixtures and tangible personal property located in or on the Building or the Realty, the cost of which is paid or reimbursed with proceeds of the Bonds, and any item of equipment, fixtures or tangible personal property acquired in substitution therefor or as a renewal or replacement thereof pursuant to the provisions hereof.

“Event of Default” means an Event of Default specified and defined in Section 6.1 hereof.

“Excess Earnings” means, with respect to the proceeds from the IDB Bonds, as of each Computation Date, an amount equal to the sum of (a) plus (b) where:

(a) is the excess of

(i) the aggregate amount earned from the Issue Date on all nonpurpose investments in which gross proceeds of the IDB Bonds are invested (other than investments attributable to excess earnings described in this clause (a)), taking into account any gain or loss on the disposition of nonpurpose investments, over

(ii) the amount that would have been earned if such nonpurpose investments (other than amounts attributable to an excess described in this clause (a)) had been invested at a rate equal to the yield on the IDB Bonds; and

(b) is any income attributable to the excess described in clause (a), taking into account any gain or loss on the disposition of nonpurpose investments.

The sum of (a) plus (b) shall be determined in accordance with Sections 148(f)(2) and 148(f)(4) of the Code. As used herein, the terms “gross proceeds”, “nonpurpose investments” and “yield” have the meanings assigned to them for purposes of Section 148 of the Code.

“Existing Letter of Credit” means, as of any particular time, the Letter of Credit or Alternate Credit Facility held by the Trustee at that time.

“Extension Letter of Credit” means a Substitute Letter of Credit from the same Bank which issued the Existing Letter of Credit, substantially identical to the Existing Letter of Credit except that it has a Stated Termination Date at least one year later than that of the Existing Letter of Credit.

“Government Obligations” means (a) direct obligations of the United States of America for the full and timely payment of which the full faith and credit of the United States of America is pledged, or (b) obligations issued by a Person controlled or supervised by and acting as an instrumentality of the United States of America, the full and timely payment of the principal of, premium, if any, and interest on which is fully and unconditionally guaranteed as a full faith and credit obligation by the United States of America.

“Governmental Authority” means the United States, any state or political subdivision thereof and any court, agency, department, commission, board, bureau or instrumentality of any of the foregoing.

“Holder” or “Holder of a Bond” means the Person in whose name an IDB Bond is registered on the books kept and maintained by the Registrar for the registration and transfer of IDB Bonds.

“IDB Bonds” means the $1,000,000 Industrial Development Revenue Bonds (Hyco Alabama Project) Series 2000 of the IDB to be issued under the IDB Indenture.

“IDB Documents” means, individually or collectively, as the context may require, each or all of this Lease Agreement, the IDB Indenture, the Letter of Representations, the Bond Purchase Agreement, the Remarketing Agreement, the Mortgages and such other documents as the IDB may enter into in order to consummate the transactions contemplated hereby and thereby.

“IDB Indenture” means the Trust Indenture of even date herewith from the IDB to the Trustee, as the same may hereafter be supplemented or amended.

“Indentures” means, collectively, the IDB Indenture and the Company Indenture.

“Independent Engineer” means an engineer or engineering firm registered and qualified to practice the profession of engineering under the laws of the State and not in the full-time employment of the IDB or the Company.

“Inducement Resolution” means the resolution adopted by the IDB on February 25, 2000 relating to the Project and the issuance of the IDB Bonds.

“Initial Letter of Credit” means the initial Letter of Credit in the form attached to the Tax-Exempt Credit Agreement as Exhibit A, issued by the Bank and caused by the Company to be delivered to the Trustee on or prior to the Issue Date.

“Interest Payment Date”, when used with respect to any installment of interest on an IDB Bond, means the date specified in such Bond as the fixed date on which such installment of interest is due and payable, as more particularly described in the IDB Indenture.

“Interest Rate for Advances” means the rate per annum which is two percent per annum (2%) in excess of that rate announced from time to time as the Commercial Base Rate.

“Issuance Costs” means costs associated with the issuance of the IDB Bonds, including, but not limited to, (a) any underwriters’ spread; (b) counsel fees (including Bond Counsel, underwriters’ counsel, IDB’s counsel, Company counsel in the case of borrowings such as those for exempt facilities and manufacturing facilities, as well as any other specialized counsel fees incurred in connection with the borrowing); (c) financial advisor fees; (d) rating agency fees; (e) trustee fees; (f) paying agent and certifying and authenticating agent fees related to issuance of the IDB Bonds; (g) accountant fees; (h) printing costs (for the IDB Bonds and of any preliminary and final offering materials); (i) costs incurred in connection with the required public approval process; and (j) costs of engineering and feasibility studies necessary to the issuance of the IDB Bonds.

“Issue Date” means the date of the initial authentication and delivery of the Bonds.

“Lease Term” means the duration of the leasehold estate created in this Lease Agreement as provided herein.

“Letter of Credit” means the Initial Letter of Credit and, unless the context or use indicates another or different meaning or intent, any Substitute Letter of Credit.

“Letter of Credit Substitution Date” means any Business Day specified by the Company pursuant to Section 5.8 of this Lease Agreement on which the Company proposes (other than by reason of an imminent Conversion Date or Seven-Day Rate Recommencement Date (as both said terms are defined in the IDB Indenture) or the Stated Termination Date of the Existing Letter of Credit) to furnish a Substitute Letter of Credit (other than an Extension Letter of Credit) or Alternate Credit Facility in place of the then Existing Letter of Credit.

“Letter of Representations” means the Book-Entry-Only Variable-Rate Demand Obligation Letter of Representations, in the form of Exhibit B to the IDB Indenture, to be entered into on the Issue Date among the Trustee, the IDB and DTC.

“Mandatory Tender” means a tender of IDB Bonds required to be made by the provisions of the IDB Indenture.

“Maximum Exemption Period”, as found and determined in the Abatement Agreement, means a period of ten years, expiring as provided in Section 7.1 hereof.

“Moody’s” means Moody’s Investors Service, New York, New York.

“Mortgages” means the two Mortgages and Security Agreements, each of even date herewith and each executed by the Company and the IDB in favor of the Bank, securing the obligations of the Company under the Taxable Credit Agreement and the Tax-Exempt Credit Agreement, respectively, as one or both of the same may hereafter be supplemented or amended.

“Necessary Authorizations” means, with respect to any given action or effect, all authorizations, consents, approvals, permits, licenses and exemptions of, filings and registrations with, and reports to, all Governmental Authorities which are necessary or required to accomplish such action or achieve such effect.

“Net Proceeds”, when used with respect to any insurance or condemnation award, means the gross proceeds from the insurance or condemnation award with respect to which that term is used remaining after payment of all reasonable expenses (including reasonable attorneys’ fees and any fees of the Trustee) incurred in the collection of such gross proceeds.

“Non-Taxability Opinion” means, with respect to one or more given events or prospective events, an opinion of Bond Counsel to the effect that the occurrence of such event or events will not adversely affect the non-Taxable status of the interest on the IDB Bonds.

“Optional Tender” means a tender of IDB Bonds at the option of the Holder thereof pursuant to the provisions of the IDB Indenture.

“Person” includes natural persons, firms, associations, partnerships, trusts, corporations and public bodies.

“Plant” means the Building and Equipment.

“Project” means, collectively, the Realty, the Building and the Equipment (as the same may at any time exist), to be leased to the Company pursuant to this Lease Agreement for use as manufacturing facilities for the manufacture of hydraulic cylinders, industrial tubing nd other products or for such other purposes as may be consistent with the provisions of the Act and the Code and permitted by this Lease Agreement.

“Project Costs” means those costs of the Project for which payment may be made as provided herein.

“Project Supervisor” means any agent of the Company, designated in writing by the Company, authorized to act for and on behalf of the Company in connection with any and all matters pertaining to the Project.

“Purchase Price” means, with respect to any IDB Bond tendered for purchase by Optional Tender or Mandatory Tender, 100% of the principal amount thereof plus accrued interest thereon, if any, from the last preceding Interest Payment Date to the Tender Date.

“Rating Agency” means Moody’s or S & P, their respective successors and assigns, and any other nationally recognized securities rating agency.

“Realty” means the real estate and interests therein constituting the site of the Building, as described in Exhibit A hereto, less any such real estate, interests in real estate and other rights as may be released pursuant to the provisions hereof or taken by the exercise of the power of eminent domain.

“Rebate Fund” means the Rebate Fund created in the IDB Indenture.

“Registrar” means the Registrar as defined in the Indentures.

“Related Documentation” means the documentation required to accompany a Substitute Letter of Credit or Alternate Credit Facility in accordance with the provisions of Section 5.8 of this Lease Agreement.

“Remarketing Agent” means, initially, Merchant Capital, L.L.C., Montgomery, Alabama, and any successor Remarketing Agent appointed in accordance with the Indentures.

“Remarketing Agreement” means the Remarketing Agreement of even date herewith among the IDB, the Company, the Trustee and the Remarketing Agent, as the same may hereafter be amended or supplemented.

“Rentals” means the amounts required to be paid by the Company pursuant to Section 3.3 hereof.

“Revenues” means (a) the Basic Rent; (b) all other moneys received or to be received by the IDB or the Trustee in respect of payment of the Basic Rent, including without limitation, moneys and investments in the Bond Fund and Bond Purchase Fund and received by the Trustee from drawings made under the Letter of Credit or an Alternate Credit Facility or as a result of the remarketing of any IDB Bonds, but excluding any moneys and investments in the Rebate Fund; (c) any moneys and investments in the Construction Fund; and (d) all income and profit from the investment of the foregoing moneys.

“S & P” means Standard & Poor’s Corporation, New York, New York.

“Site Prep Grant” means a grant from the State Industrial Development Authority, a public corporation of the State, for the grading, drainage and other preparation of a site.

“State” means the State of Alabama.

“Stated Termination Date” means the date on which a Letter of Credit is stated to expire, unless extended in accordance with its terms.

“Substitute Letter of Credit” means an irrevocable letter of credit delivered to the Trustee in substitution for the Existing Letter of Credit, in compliance with the requirements of this Lease Agreement and accompanied by the Related Documentation.

“Taxable” means, when used in reference to the IDB Bonds, that interest thereon is includable in the gross income of any Holder thereof for any reason other than the fact that such Holder is a “substantial user” of the Project or a “related person” as those terms are used in Section 147(a) of the Code. Interest on the IDB Bonds shall not be deemed “Taxable” because such interest is includable in any calculation of income for purposes of any alternative minimum tax, any foreign branch profits tax or any other type of taxation other than the regular federal tax imposed on gross income.

“Taxable Credit Agreement” means the Taxable Credit Agreement of even date herewith between the Company and the Bank, as issuer of the Taxable Letter of Credit, as the same may hereafter be amended or supplemented; or any comparable agreement relating to a substitute letter of credit or alternate credit facility issued in place of the Taxable Letter of Credit.

“Taxable Letter of Credit” means the irrevocable letter of credit in the form attached to the Taxable Credit Agreement as Exhibit A and delivered to the Trustee on or prior to the Issue Date to provide security for the payment of the Company Bonds.

“Tax-Exempt Credit Agreement” means the Tax-Exempt Credit Agreement of even date herewith between the Company and the Bank, as issuer of the Initial Letter of Credit, as the same may hereafter be amended or supplemented; or any comparable agreement relating to a Substitute Letter of Credit or Alternate Credit Facility.

“Tender Date” means an Optional Tender Date or a Mandatory Tender Date, as the case may be.

“Trustee” means the trustee at the time serving as such under the Indentures, initially, Regions Bank, Montgomery, Alabama.

“Trustee’s Office” means the office from time to time designated by the Trustee, or its successor in trust, as its principal corporate trust office for purposes of discharging its trusts and duties under the Indentures, which office as of the Issue Date is located at 60 Commerce Street, Montgomery, Alabama.

“Trustee’s Time” means Central Standard Time or Central Daylight Time, as the case may be.

“Unassigned Rights” means all of the rights of the IDB to receive payments or reimbursement pursuant to Section 3.3(c) hereof, to be held harmless and indemnified pursuant to Section 5.3 hereof, to be reimbursed for attorney’s fees and expenses pursuant to Section 6.4 hereof, to receive notices hereunder and to give or withhold consent to amendments, supplements, modifications or termination of this Lease Agreement and of the IDB Indenture pursuant to Section 7.5 hereof and Article VII of the IDB Indenture, respectively.

“Unimproved”, when used with reference to the Realty, means any part or parts of the Realty upon the surface of which no part of the Building rests.

Section 1.2 Interpretation. Any reference herein to the IDB or to any member of the Board of Directors or officer thereof includes entities or officials succeeding to their respective functions, duties or responsibilities pursuant to or by operation of law or lawfully performing their functions.

Any reference to a section or provision of the Constitution of the State or the Act, or to a section, provision or chapter of the Code of Alabama of 1975 or to any statute of the United States of America, includes that section, provision or chapter as amended, modified, revised, supplemented or superseded from time to time, provided, that no amendment, modification, revision, supplement or superseding section, provision or chapter shall be applicable solely by reason of this provision, if it constitutes in any way an impairment of the rights or obligations of the IDB, the Holders, the Trustee, the Registrar or the Company under this Lease Agreement, the Bonds, the IDB Indenture or any other instrument or document entered into in connection with any of the foregoing, including without limitation, any alteration of the obligation to pay Debt Service in the amount and manner, at the times, and from the sources provided in the IDB Indenture, except as permitted therein.

Unless the context indicates otherwise, words importing the singular number include the plural number, and vice versa; the terms “hereof”, “hereby”, “herein”, “hereto”, “hereunder” and similar terms refer to this Lease Agreement; and the term “hereafter” means after, and the term “heretofore” means before, the effective date of this Lease Agreement. Words of any gender include the correlative words of the other genders, unless the sense indicates otherwise.

Section 1.3 Captions and Headings. The captions and headings in this Lease Agreement are solely for convenience of reference and in no way define, limit or describe the scope or intent of any Articles, Sections, subsections, paragraphs, subparagraphs or clauses hereof.

[END OF ARTICLE I]

ARTICLE II

REPRESENTATIONS AND COVENANTS

Section 2.1 Representations by the IDB. The IDB makes the following representations as the basis for the undertakings on its part herein contained:

(a) The IDB is duly incorporated under the provisions of the Act. Under the provisions of the Act the IDB has the power to enter into the transactions contemplated by the IDB Documents and to carry out its obligations thereunder. The Project constitutes and will constitute a “project” within the meaning of the Act. The IDB is not in default under any of the provisions contained in its Certificate of incorporation or under the laws of the State. By proper corporate action the IDB has duly authorized the execution, delivery and performance of the IDB Documents.

(b) The IDB has been induced to enter into this Lease Agreement by the Company’s promise to locate the Project within the corporate limits of the City. The Project is located wholly within the corporate limits of the City.

(c) The IDB hereby finds and determines that the issuance of the IDB Bonds, the acquisition, improvement, equipping and construction of the Project and the leasing of the Project to the Company are in furtherance of the objects and purposes of the IDB and of the Act and will promote industry, develop trade and further the use of agricultural products and natural resources of the State.

(d) The execution, delivery and performance by the IDB of the IDB Documents are within the IDB’s corporate powers, and each such document, when executed and delivered, will constitute a legal, valid and binding obligation of the IDB enforceable against the IDB in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by the application of general principles of equity.

Section 2.2 Representations and Covenants by the Company - General. The Company represents and covenants that:

(a) It is a limited liability company duly formed and validly existing under the laws of the State of Delaware and qualified to transact business under the laws of the State.

(b) The execution, delivery and performance by the Company of each of the Company Documents and the carrying out of the transactions contemplated thereby are within the Company’s powers, have been duly authorized by all necessary action, and do not violate any provision of law, any order of any court or other governmental agency, the Certificate of Formation or

Operating Agreement of the Company, or any indenture, agreement or other instrument to which the Company or any Affiliate is a party or by which the Company or any Affiliate or any of its or their properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Company or any Affiliate.

(c) The Company intends to operate the Project as manufacturing facilities for the manufacture of hydraulic cylinders, industrial tubing and other products throughout the Lease Term and knows of no reason why the Project will not be so operated. If, in the future, there is a cessation of that operation, it will use its best efforts to resume that operation or accomplish an alternate use by the Company or others which will be consistent with the Act and the Code.

(d) To the best of its knowledge, the Company has obtained and will use its best efforts to maintain all Necessary Authorizations for the acquisition, construction and equipping of the Project, and has obtained or will when and as necessary obtain and will use its best efforts to maintain all Necessary Authorizations for the operation of the Project and for the due execution, delivery and performance by the Company of each of the Company Documents. In particular, all building permits required for any construction or renovation of those structures constituting part of the Project have been or will when and as necessary be obtained and, once obtained, will be maintained in full force and effect, and all utility services (including water supply, storm and sanitary sewerage, electric and telephone facilities) necessary for the construction and operation of the Building for the intended purposes are or will be available.

(e) Each of the Company Documents, when executed and delivered, will constitute a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by the application of general principles of equity.

(f) There is no pending or, to the best of its knowledge, threatened action, investigation or proceeding before any court, governmental agency or arbitrator against or affecting the Company or any Affiliate (i) to restrain or enjoin or seeking to restrain or enjoin the issuance or delivery of the Bonds or the collection or payment of Revenues, (ii) in any way contesting or affecting any authority for the issuance of the Bonds or the validity of the Bonds or any of the Company Documents, or (iii) in any way contesting the existence or powers of the Company.

Section 2.3 Representations and Covenants by the Company - Tax-Related. The Company represents and covenants that:

(a) The acquisition and construction of the Project were not commenced (within the meaning of Section 144 of the Code) prior to December 27, 1999.

(b) Ninety-five percent (95%) or more of the net proceeds (within the meaning of the Code) of the IDB Bonds will be used (i) for the acquisition, construction, reconstruction or improvement of land or property of a character subject to the allowance for depreciation within the meaning of Section 144(a)(1) of the Code and (ii) to provide a “manufacturing facility”, including facilities “directly related and ancillary” thereto, all within the meaning of Section 144(a)(12)(C) of the Code; provided that no proceeds expended to pay Issuance Costs in respect of the IDB Bonds shall count as being within such 95%. The Company will not request or authorize any disbursement pursuant to Section 4.1 hereof, which, if paid, would result in less than 95% of such proceeds of the IDB Bonds being so used.

(c) Not more than 25% of the 95% net proceeds of the IDB Bonds referred to in subsection (b) of this Section 2.3 will be used to provide such “directly related and ancillary” facilities, as referred to in said subsection, and all such facilities shall be located on the same site as the “manufacturing facility” referred to in said subsection.

(d) Any office space being financed with proceeds of the IDB Bonds is located within the Building constituting part of the Project, and not more than a de minimis amount of the functions to be performed in such space is not directly related to the day-to-day operations at the Project.

(e) There have never been issued any “issues of bonds” with respect to “facilities”, both as described in Section 144(a)(2) of the Code, (i) which facilities are to be or have been used by the Company or any other “principal user” of the Project or any “related person” to the Company or such other “principal user”, as such terms are used and defined in Sections 144(a)(2)(B) and 144(a)(3) of the Code, respectively, and which are located within the incorporated area of the City; and (ii) which issues of bonds would have to be taken into account in determining the aggregate face amount of the IDB Bonds as provided in Section 144(a)(2) of the Code.

(f) For each “test-period beneficiary” (as defined in Section 144(a)(10)(D) of the Code, and including any “related person” thereto) of the Project, the sum of (1) the aggregate authorized face amount of the IDB Bonds allocated in accordance with Section 144(a)(10)(C) of the Code to such beneficiary, and (2) the aggregate outstanding principal amount of any other tax-exempt facility-related bonds as described in Section 144(a)(10)(B)(ii) of the Code, wherever and whenever issued, allocated to such beneficiary, does not exceed $40,000,000.

(g) The IDB Bonds are not being issued to finance facilities which are within or part of “a single building, an enclosed shopping mall or a strip of offices, stores, or warehouses using substantial common facilities” (within the meaning of Section 144(a)(9) of the Code), any other facilities within or part of which have heretofore been financed with obligations issued and still outstanding under Section 144(a) of the Code or under prior Section 103(b)(6) of the Internal Revenue Code of 1954, as amended.

(h) In accordance with Section 147(b) of the Code, the average maturity of the IDB Bonds does not exceed 120% of the average reasonably expected economic life of the facilities being financed thereby.

(i) None of the proceeds of the IDB Bonds will be used to provide any airplane, skybox or other private luxury box, any health club facility, any facility primarily used for gambling, or any store the principal business of which is the sale of alcoholic beverages for consumption off premises; or any private or commercial golf course, country club, massage parlor, tennis club, skating facility (including roller skating, skateboard and ice skating), racquet sports facility (including handball or racquetball court), hot tub facility, suntan facility or racetrack.

(j) None of the net proceeds of the IDB Bonds will be used (i) to provide a facility the primary purpose of which is retail food and beverage services (except grocery stores), automobile sales or service, or the provision of recreation or entertainment; or (ii) directly or indirectly to provide residential real property within the meaning of Section 144(a)(5) of the Code; and less than 25% of such net proceeds will be used (directly or indirectly) for the acquisition of land (or any interest therein).

(k) No portion of the proceeds of the IDB Bonds will be used to acquire existing property or any interest therein unless such acquisition meets the requirements of Section 147(d) of the Code.

(l) No amounts that are required to be paid to the United States pursuant to Section 407 of the IDB Indenture will be used to make any payment to a party other than the United States through a transaction or a series of transactions that reduces the amount earned on any investment property or that results in a smaller profit or a larger loss on any investment property than would have resulted in an arm’s length transaction in which the yield on the IDB Bonds was not relevant to either party to the transaction.

The terms “bond year”, “gross proceeds”, “higher yielding investments”, “investment property”, “yield” and “debt service” have the meanings assigned to them for purposes of Section 148 of the Code.

(m) The information furnished by the Company and used by the IDB and Bond Counsel in preparing (i) the certifications pursuant to Section 148 of the Code referred to in Section 5.7 hereof and (ii) the information required pursuant to Section 149(e) of the Code, is accurate and complete as of the Issue Date.

(n) In accordance with Section 147(g) of the Code, not more than two percent (2%) of the proceeds of the IDB Bonds shall be applied to pay Issuance Costs in respect of the IDB Bonds, and the Company covenants to pay any such Issuance Costs in excess of such limitation from funds other than IDB Bond proceeds.

(o) The IDB Bonds are not “federally guaranteed” within the meaning of Section 149(b) of the Code.

Section 2.4 Other Principal Users. In the event, on account of a sublease, management contract or other agreement relating to the Project, or any portion thereof, permitted by the terms hereof and of the IDB Indenture, any Person other than the Company becomes a “principal user” of the Project (as referred to in Section 2.3(e) hereof), the Company shall promptly advise the Trustee of the identity of such Person and furnish to the Trustee a copy of such sublease, management contract or other agreement. In connection with any such sublease, management contract or other agreement, the Company will require by covenant that any sublessee, manager or user who is a “principal user” of the Project and any “related person” thereto also shall comply with the covenants set forth in subsections (b), (c), (d), (e), (i) and (j) of Section 2.3 hereof as if those covenants were made herein by such sublessee, manager, user or “related person” thereto; and will require that any such “principal user” who is a “test-period beneficiary” with respect to the Project (as referred to in Section 2.3(f) hereof) shall, prior to its becoming such “principal user”, make to the Company and the Trustee the representation set forth in said Section 2.3(f) as to itself and any “related person” thereto.

Section 2.5 Depreciation Method. The Company acknowledges that it is aware of the provisions of Section 168(g) of the Code and that it will comply with said provisions, if and to the extent the same are applicable.

[END OF ARTICLE II]

ARTICLE III

LEASE PROVISIONS

Section 3.1 Demise of the Project; Assignment of Redemption Rights.

(a) The IDB hereby demises and leases to the Company, and the Company hereby leases from the IDB, the Project in accordance with the provisions of this Lease Agreement and upon and subject to the terms, conditions and provisions of this Lease Agreement, to each of which the IDB and the Company do hereby separately and severally covenant and agree.

(b) The IDB hereby conveys and assigns to the Company, subject to the Mortgages, the IDB’s equity of redemption in respect of the Project, entitling the Company to redeem the Project from impending foreclosure under the Mortgages. The IDB furthermore assigns to the Company, without reservation, the IDB’s statutory right of redemption under Section 6-5-248, Code of Alabama 1975, as amended. Additionally, the IDB will, upon request of the Company, transfer and assign the IDB’s statutory right of redemption to the Company for the sum of $1.00 at any time after foreclosure of any mortgage on the Project. The foregoing assignments are made in further consideration of the Company’s agreement to acquire, construct and equip the Project on behalf of the IDB and to use and operate the Project in furtherance of the public purposes of the Act.

Section 3.2 Lease Term; Possession and Quiet Enjoyment. The Lease Term shall commence on the Issue Date and shall, subject to the provisions of this Lease Agreement permitting earlier termination, continue until midnight of September 1, 2015.

The Company shall have undisturbed possession of the Project pursuant to this Lease Agreement, subject to the inspection and other rights reserved herein; provided, however, the IDB will be permitted such continued possession of the Project as shall be reasonably necessary and convenient for it to construct or cause to be constructed the Building and install or cause to be installed the Equipment and to construct or install or cause to be constructed or installed any additions or improvements to the Project and to make or cause to be made any repairs or restorations thereto required or permitted to be constructed, installed or made by the IDB pursuant to the provisions hereof.

So long as the Company performs and observes all the covenants and agreements on its part herein contained, it shall peaceably and quietly have, hold and enjoy the Project during the Lease Term subject to all the terms and provisions hereof.

Section 3.3 Rentals.

(a) in consideration of the lease of the Project, the Company does hereby covenant and agree to pay Basic Rent to the Trustee, for the account of the IDB, in such amounts and at such times as shall be sufficient and timely to pay all Debt Service on or Purchase Price of the IDB Bonds as the same shall be or become due and payable, whether at maturity, upon redemption, tender, acceleration or otherwise.

There shall be credited, (i) against any installment of Basic Rent due on a Bond Payment Date in respect of Debt Service or on a Tender Date in respect of Purchase Price, any amount on deposit in the Bond Fund or the Bond Purchase Fund, respectively, by not later than 11:00 a.m. Trustee’s Time on such Bond Payment Date or Tender Date, as the case may be, representing proceeds of a drawing under the Letter of Credit pursuant to the IDB Indenture; and (ii) against any installment of Basic Rent due on a Tender Date in respect of Purchase Price, any amount on deposit in the Bond Purchase Fund by not later than 11:00 a.m. Trustee’s Time on such Tender Date representing proceeds of the remarketing of IDB Bonds pursuant to the IDB Indenture.

(b) The Company recognizes and acknowledges that it is the intention of the parties hereto that this Lease Agreement be a net lease and that, until the IDB Bonds are fully paid, Basic Rent shall be due in such amounts and at such times as shall be required, giving effect to any credits hereinabove provided for, to pay Debt Service on and Purchase Price of IDB Bonds as the same shall become due and payable. Any amount of Basic Rent not timely paid shall bear interest from the due date thereof until paid at the Interest Rate for Advances.

(c) In further consideration of the lease of the Project, the Company covenants and agrees to pay as additional Rental hereunder: (i) any and all costs and expenses incurred or to be paid by the IDB in connection with the issuance and delivery of the Bonds or otherwise related to actions taken by the IDB under this Lease Agreement, including advances made pursuant to Section 4.9 hereof (excepting, however, Project Costs to the extent the same are paid from the proceeds of sale of the IDB Bonds); and (ii) the fees, charges and expenses of the Trustee and the other Fiduciaries (as defined in the IDB Indenture) for acting as such under the IDB Indenture, as and when the same become due, provided, that the Company may, without creating a default hereunder, contest in good faith the necessity for any extraordinary services or extraordinary expenses and the reasonableness of any such fees, charges or expenses.

Following the payment or incurring of any such costs, expenses or liability, such additional Rental is payable upon written demand therefor, and if not paid upon such demand shall bear interest from the date paid or incurred at the Interest Rate for Advances.

Section 3.4 Obligations of Company Unconditional. The obligation of the Company to pay the Rentals (subject to its right to contest certain Rental under Section 3.3(c) hereof), to make all other payments provided for herein and to perform and observe the other agreements and covenants on its part herein contained shall be absolute and unconditional, irrespective of any rights of setoff, recoupment or counterclaim it might otherwise have against the IDB or any other Person. The Company will not suspend or discontinue any such payment or fail to perform and observe any of its other agreements and covenants contained herein or terminate this Lease Agreement for any cause whatsoever, including, without limiting the generality of the foregoing, the failure of the IDB to complete the Project, any acts or circumstances that may constitute an eviction or constructive eviction, failure of consideration or commercial frustration of purpose, any damage to or destruction of the Project, the invalidity of any provision of this Lease Agreement, the taking by eminent domain of title to or the right to temporary use of all or any of the Project, any change in the tax or other laws of the United States of America, the State or any political subdivision of either thereof, or any failure of the IDB to perform and observe any agreement or covenant, whether express or implied, or any duty, liability or obligation arising out of or connected with this Lease Agreement. Notwithstanding the foregoing, the Company may, at its own cost and expense and in its own name or in the name of the IDB, prosecute or defend any action or proceeding or take any other action involving third persons which the Company deems reasonably necessary, in order to secure or protect its rights of use and occupancy and its other rights hereunder. Nothing contained herein shall be construed to be a waiver of any rights which the Company may have against the IDB under this Lease Agreement or under any provision of law.

Section 3.5 Sublease or Grant of Use by Company. Subject to any applicable provisions of the Mortgages, the Company may sublease or grant the right to occupy and use the Project, in whole or in part, to others, provided that:

(a) No such grant or sublease shall relieve the Company from primary liability for any of its obligations under this Lease Agreement or any other Company Document;

(b) In connection with any such grant or sublease the Company shall retain such rights and interests as will permit it to comply with its obligations under this Lease Agreement and each other Company Document;

(c) No such grant or sublease shall permit a use other than one consistent with the intended use of the Project or the purposes of the Act and the Code; and

(d) All such subleases as may hereafter be entered into shall be subject to the terms and conditions of this Lease Agreement, including, without limitation, the provisions of Section 2.4 hereof and with respect to the maintenance and operation of the Project.

The IDB hereby agrees to join in the execution and delivery of any sublease or grant of use made pursuant to the provisions of this Section 3.5, but solely for the purposes of indicating its consent thereto and approval thereof; provided, however, that any such sublease entered into pursuant to this Section will be effective even if the IDB refuses to execute it.

Section 3.6 Assignment of Lease Agreement and Revenues. Pursuant to the IDB Indenture, the IDB has assigned all its right, title and interest (except for Unassigned Rights) in and pledged any moneys receivable under this Lease Agreement to the Trustee as security for payment of the Debt Service. The IDB has made a similar assignment and pledge to the Bank pursuant to the Mortgages, subordinated, however, to the assignment and pledge to the Trustee pursuant to the IDB Indenture. The Trustee shall have all rights and remedies herein accorded to the IDB (except for Unassigned Rights) and any reference herein to the IDB shall be deemed, with the necessary changes in detail, to include the Trustee, and the Trustee and the Holders are deemed to be third party beneficiaries of the representations, warranties, covenants and agreements of the Company herein contained. The Company hereby agrees and consents to the foregoing assignments by the IDB.

Section 3.7 Restrictions on Mortgage or Sale of Project. Except for (a) the assignment of this Lease Agreement and the Revenues hereunder pursuant to the IDB Indenture and (b) the subordinated assignment of this Lease Agreement and such Revenues and the mortgaging of the Project to the Bank pursuant to the Mortgages, the IDB will not mortgage, sell, assign, transfer or convey the Project during the Lease Term without the prior written consent of the Company. If the laws of the State at the time shall permit it, nothing contained in this Section shall prevent the consolidation of the IDB with, or merger of the IDB into, or transfer of the Project as an entirety to, the City, the County or any public corporation whose property and income are not subject to federal or State taxation and which has corporate authority to carry on the business of owning and leasing the Project; provided, however, that the provisions of Section 908 of the IDB Indenture shall be complied with; and provided further, however, that upon any such consolidation, merger, or transfer, the due and punctual payment of the Debt Service and the due and punctual performance and observance of all the agreements and conditions of this Lease Agreement to be kept and performed by the IDB, shall be expressly assumed in writing by the corporation resulting from such consolidation or surviving such merger or to which the Project shall be transferred as an entirety. However, nothing in this Section shall authorize the IDB to act in such a manner as to cause the interest on the IDB Bonds to become Taxable or to become subject to State taxation.

Section 3.8 Prepayment of Rent; Redemption of IDB Bonds. The Company shall have the right at its option to prepay at any time all or any part of the Basic Rent payable under this Lease Agreement. All Basic Rent so prepaid shall be credited against future payments of Basic Rent as the same become due unless prior to the date on which such credit is to be taken the Company directs such moneys to be used to purchase or redeem IDB Bonds in the manner and to the extent permitted and provided in the IDB Indenture. The amount necessary to redeem IDB Bonds shall be deemed to include, in addition to the redemption price, all expenses necessary to effect the redemption and, if all IDB Bonds are to be redeemed, all other obligations under the IDB Indenture, including the

Trustee’s and other Fiduciaries’ fees, charges and expenses. At least 45 days prior to the proposed redemption date, the Company shall notify the IDB and the Trustee, in writing, as to the proposed redemption, and the IDB, upon receiving such notice, shall be obligated and hereby agrees to take all necessary action to have the payment made for the purpose of redeeming IDB Bonds applied to the redemption of as many IDB Bonds as such payment will permit under the redemption provisions thereof and of the IDB Indenture.

Section 3.9 Option to Terminate Lease Agreement.

(a) Prior to the expiration of the Lease Term, the Company shall, if it is not then in default hereunder, have the option to terminate this Lease Agreement and purchase the Project from the IDB upon:

(1) if the IDB Bonds remain outstanding, either (A) redemption of all of the IDB Bonds in accordance with the terms thereof and Section 3.8 hereof, or (B) payment of the IDB Bonds in full in accordance with Article VIII of the IDB Indenture;

(2) written notice to the IDB of the exercise of such option; and

(3) payment to the IDB of the purchase price of the Project of $5,000, together with payment of any amounts due under Section 3.3(c) hereof.

When the foregoing conditions shall have been met, the IDB will promptly convey the Project to the Company (or, if applicable, to any nominee of the Company designated in writing to the IDB) in accordance with Section 3.11 hereof.

(b) In the event that, as of the expiration of the Lease Term, the Company shall not have exercised the option to purchase the Project, said option shall continue until the IDB shall have given written notice to the Company that said option must be exercised within 90 days of the date of the notice and the Company shall thereafter fail to exercise said option within the specified period.

(c) The IDB finds and determines that the price payable upon exercise of the option to purchase granted hereby, together with the amounts of Basic Rent and other Rentals payable hereunder, constitutes fair market value for the property for purposes of State law, including without limitation within the interpretation of Act No. 91-635, Legislature of Alabama, as amended, and any predecessor statute thereto.

Section 3.10 Option to Purchase Unimproved Realty. The Company shall have, and is hereby granted, the option to purchase any Unimproved part of the Realty at any time and from time to time, provided that it furnishes the IDB and (if the IDB Bonds remain outstanding) the Trustee with the following:

(a) A notice in writing containing (i) an adequate legal description of that portion of the Realty with respect to which such option is to be exercised, (ii) a statement that the Company intends to exercise its option to purchase such portion of the Realty on a date stated, which shall not be less than 45 nor more than 90 days from the date of such notice and, if applicable, (iii) the name of Company’s designee to which the IDB shall convey the property;

(b) A certificate of an Independent Engineer, dated not more than 90 days prior to the date of the purchase and stating that, in the opinion of the person signing such certificate, (i) the portion of the Realty with respect to which the option is exercised is not needed for the operation of the Project for the purposes hereinabove stated and (ii) the purchase will not impair the usefulness of the Project and will not destroy the means of ingress thereto and egress therefrom; and

(c) The purchase price for such portion of the Realty, being equal to the fair market value thereof based upon independent appraisal, which shall be paid directly to the Trustee for the account of the IDB and deposited in the Bond Fund; provided, however, that if the IDB Bonds shall at the time have been paid in full, the amount of such purchase price shall be paid directly to the IDB, shall not exceed $5,000 and shall be credited against the option price payable pursuant to Section 3.9 hereof.

Upon receipt of the notice, certificate and purchase price required above, the IDB will promptly convey, in accordance with Section 3.11 hereof, that portion of the Realty with respect to which the Company shall have exercised the option granted to it in this Section. If such option relates to Realty on which transportation or utility facilities are located, the IDB shall retain an easement to use such transportation or utility facilities to the extent necessary for the continued efficient operation of the Project.

Section 3.11 Conveyance on Exercise of Option to Purchase. At the closing of the purchase pursuant to the exercise of any option to purchase granted herein; the IDB will upon receipt of the purchase price deliver to the Company documents conveying to the Company or its designee the property with respect to which such option was exercised, as such property then exists, subject only to the following: (a) those liens and encumbrances, if any, to which title to the property was subject when conveyed to the IDB; (b) those liens and encumbrances created by the Company or to the creation or suffering of which the Company consented; and (c) those liens and encumbrances resulting from the failure of the Company to perform or observe any of the agreements on its part contained in this Lease Agreement.

Section 3.12 Use of Party Walls. If the Company purchases any Unimproved part of the Realty pursuant to the provisions hereof or otherwise acquires or leases other real property adjacent to the Realty, all walls presently standing or hereafter erected on or contiguous to the boundary line of the land so purchased, acquired or leased by the Company shall be party walls and each party grants the other a ten foot easement adjacent to any such party wall for the purpose of inspection, maintenance, repair and replacement thereof and the tying-in of new construction. If the Company utilizes any party wall for the purpose of tying in new construction that will be utilized under common control with the Project, the Company may also tie in the utility facilities on the Realty for the purpose of serving the new construction and may remove any non-loadbearing wall panels in the party wall; provided, however, that if the property so purchased, acquired or leased by the Company ceases to be operated under common control with the Project, the Company covenants that it will install non-loadbearing wall panels similar in quality to those that have been removed and will provide separate utility services for the new construction.

[END OF ARTICLE III]

ARTICLE IV

PROVISIONS RESPECTING THE PROJECT

Section 4.1 Agreement to Complete Project. Pursuant to the Inducement Resolution and hereby reaffirmed, the IDB authorized the Company to commence the planning, design, acquisition, construction, improvement and equipping of the Project. In accordance with such authorization, the Company is proceeding with the acquisition, construction, improvement and equipping of the Project, which the Company shall complete as promptly as is practicable.

Promptly following the issuance and sale of the IDB Bonds, the IDB will reimburse the Company for funds heretofore advanced and expenses incurred by the Company for qualifying Project Costs.

The IDB has in the IDB Indenture authorized and directed the Trustee to make payments from the Construction Fund, and shall cause payments to be made from the Construction Fund for Project Costs, which shall, subject to any applicable restrictions or limitations prescribed under the Code, include:

(a) The acquisition, construction and installation, as applicable, of all real or personal properties constituting a “project” within the meaning of the Act or necessary in connection therewith, including architect’s and engineer’s fees incidental thereto;

(b) The purchase price of any land or any part of a building that may be acquired by purchase;

(c) All expenses in connection with the authorization, sale and issuance of revenue bonds to finance such acquisition, construction and installation;

(d) Interest on such revenue bonds for a reasonable time prior to, during and for a period not exceeding two years after completion of, such acquisition, construction and installation; and

(e) Any other costs necessary or incidental for the foregoing or permitted, either expressly or impliedly, under the provisions of the Act.

Payments from the Construction Fund shall be made in all such cases only upon advance submission of each payment requisition to the Trustee bearing the written approval of the IDB and the Company, and subject to the requirements of the IDB Indenture and the Tax-Exempt Credit Agreement with respect to withdrawals from the Construction Fund.

In the event that, after reasonable request made to the IDB by the Company, the IDB fails or refuses to issue or execute a payment requisition for payment from the Construction Fund of any item that may under the terms of this Lease Agreement be paid from the Construction Fund (including reimbursement to the Company as aforesaid), the Project Supervisor, who is hereby irrevocably appointed as agent for the IDB for such purposes, may issue and execute, also for and in the name and behalf of the IDB and without any approval of any officer, employee or other agent thereof, such payment requisition for payment from the Construction Fund.

Any payment requisition for any item of Project Costs not described in, or the cost for which item is other than as described in, the information furnished by the Company pursuant to Section 2.3(m) hereof for purposes of the IDB’s preparation of Information Return Form 8038 filed by the IDB in connection with the issuance of the IDB Bonds as required by Section 149(e) of the Code, shall identify such items with particularity and shall be accompanied by (i) evidence satisfactory to Bond Counsel that the average reasonably expected economic life of the facilities being financed by the IDB Bonds is not less than 5/6ths of the average maturity of the IDB Bonds and (ii) a Non-Taxability Opinion with respect to such disbursement.

Section 4.2 No Warranty of Suitability by IDB. The Company recognizes that since the plans and specifications for constructing and equipping the Building were prepared to its order, and that since the Equipment was selected by it, the IDB can make no warranty, either express or implied, or offer any assurances, that the Building or the Equipment will be suitable for the Company’s purposes or needs or that the proceeds derived from the sale of the Bonds will be sufficient to pay in full all the Project Costs.

Section 4.3 IDB to Pursue Remedies Against Contractors, Subcontractors and Sureties. In the event of default of any contractor or subcontractor under any contract made by it in connection with the Project, the IDB at the request of the Company will promptly proceed (at the Company’s sole cost and expense), either separately or in conjunction with others, to exhaust the remedies of the IDB against the contractor or subcontractor so in default and against his surety, if any, for the performance of such contract. The IDB will advise the Company of the steps it intends to take in connection with any such default. If the Company shall so notify the IDB, the Company may, in its own name or in the name of the IDB, prosecute or defend any action or proceeding or take any other action involving any such contractor, subcontractor or surety which the Company deems reasonably necessary, and in such event the IDB will cooperate fully with the Company and will take all action necessary to effect the substitution of the Company for the IDB in any such action or proceeding. Any amounts recovered by way of damages, refunds, adjustments or otherwise in connection with the foregoing prior to the completion of the Project shall, after payment of all costs and expenses including reasonable attorney’s fees incurred in connection with the foregoing, be paid into the Construction Fund.

Upon completion of the Project or at any time prior thereto upon the request of the Company, so long as it is not in default hereunder, the IDB will assign to the Company all warranties and guaranties of all contractors, subcontractors, suppliers, architects and engineers for the furnishing of labor, materials or equipment or for supervision or design in connection with the Project and any rights or causes of action against any of the foregoing.

Section 4.4 Agreement to Issue IDB Bonds; Other Incentives. In order to provide funds for payment of a portion of the Project Costs, the IDB will proceed as promptly as practicable with the issuance and sale of the IDB Bonds in the aggregate principal amount of $1,000,000, bearing interest, maturing and having the other terms and provisions set forth in the lDB Indenture. The proceeds of sale of the IDB Bonds shall be deposited in the Construction Fund, for application to payment of Project Costs as hereinabove and in the IDB Indenture provided.

In the Inducement Resolution, the IDB agreed to cooperate with the Company in applying for and obtaining any Incentives (as defined therein) for which the Company and the Project may be eligible. The IDB hereby reaffirms such commitment and in particular agrees to apply for a Site Prep Grant in accordance with Article 2, Chapter 10, Title 41, Code of Alabama 1975, as amended. All proceeds of the Site Prep Grant (if and when received) shall be deposited in the Construction Fund and shall be applied to pay or to reimburse the Company for paying such Project Costs as the Company shall requisition in accordance with the provisions hereof and of the IDB Indenture.

Section 4.5 Completion of the Project.

(a) If moneys representing proceeds of the Bonds shall be insufficient to pay fully all sums required to complete the Project, the Company shall be obligated to complete the acquisition, construction and equipping of the Project at its own expense and the Company shall pay any such deficiency either by making payments directly to the construction contractor or contractors or the suppliers of materials and equipment or by paying into the Construction Fund the moneys necessary to complete the Project, in which case the IDB will proceed to complete the Project and the cost thereof will be paid from the Construction Fund. The Company shall save the IDB whole and harmless from any obligation to pay any amount in excess of the money available therefor in the Construction Fund. The Company shall not by reason of the payment of such excess costs from its own funds (whether by direct payment thereof or payment into the Construction Fund) be entitled to any diminution in the payment of Rentals hereunder.

(b) The Company shall on behalf of the IDB notify the Trustee of the Completion Date of the Project by a certificate signed by the Project Supervisor stating:

(i) the date on which the acquisition, construction and equipping of the Project were substantially completed (the “Completion Date”);

(ii) that all other facilities necessary in connection with the Project have been acquired, constructed, improved and equipped;

(iii) that the acquisition, construction, improvement and equipping of the Project and those other facilities have been accomplished in such a manner as to conform with all applicable zoning, planning, buildings, environmental and other similar governmental regulations;

(iv) that all costs of that acquisition, construction, improvement and equipping then or theretofore due and payable have been paid; and

(v) the amounts (if any) which the Trustee shall retain in the Construction Fund for the payment of Project Costs not yet due or for liabilities which the Company is contesting or which otherwise should be retained.

Notwithstanding the foregoing, such certificate may state that it is given without prejudice to any rights against third parties which exist at the date of such certificate or which may subsequently come into being. The IDB and the Company will cooperate one with the other in causing such certificate to be furnished to the Trustee.

(c) Any moneys remaining in the Construction Fund after the Completion Date, other than amounts specified pursuant to clause (v) of subsection (b) of this Section 4.5, shall, at the direction of the Project Supervisor, promptly be (i) used to acquire, construct, install, equip or improve such additional real or personal property in connection with the Project as is designated by the Project Supervisor and the acquisition, construction, installation, equipment and improvement of which will be permitted under the Act and the Code; (ii) paid into the Bond Fund to be applied to the redemption of IDB Bonds in accordance with their terms and, until such application, to be invested as provided in Section 5.7 hereof at a yield not exceeding the yield on the IDB Bonds; or (iii) applied to any combination of the foregoing as is provided in that direction. Any direction to apply moneys from the Construction Fund pursuant to this subsection (c) shall be accompanied by a statement of the yield at which such moneys are to be invested and for what period and by a Non-Taxability Opinion with respect to such application and further opining to the effect that such application is permitted under the Act.

Section 4.6 Maintenance, Alterations and Improvements.

(a) The Company will, at its own expense, (i) keep the Project in as reasonably safe condition as its operations permit, and (ii) keep the Project in good order and repair, and from time to time make all needful and proper repairs, renewals and replacements thereto, including external and structural repairs, renewals and replacements. In lieu of making such repairs, renewals and replacements, the Company may, if it so desires, furnish to the IDB the funds necessary therefor, in which case the IDB will proceed to make such repairs, renewals and replacements.

(b) Subject to the provisions of the Indenture, the Company may, also at its own expense, make any additions, improvements or alterations to the Project that it may deem desirable for its business purposes, provided that such additions, improvements or alterations do not, subject to the approval of the Bank, adversely affect the value or utility of the Project or its character as a “project” under the Act or the character of the Project as qualifying facilities under Section 144(a)(12)(C) of the Code. In lieu of making such additions, improvements or alterations itself, the Company may, if it so desires, furnish to the IDB the funds necessary therefor, in which case the IDB will proceed to make such additions, improvements or alterations. In connection with any such additions, improvements or alterations (including for this purpose additional machinery or equipment) and in connection with completing the Project (should Bond proceeds prove insufficient therefor), the Company may incur additional indebtedness secured by one or more liens on or security interests in the Project or any part thereof, and the IDB shall join in the granting of such liens and security interests as the Company may request, provided any such lien or security interest (other than a purchase money security interest, which may be prior in rank) shall be subordinated in rank to the lien and security interest of the Mortgages.

(c) All such additions, improvements and alterations made by the Company or the IDB shall become a part of the Project and shall be subject to the demise of this Lease Agreement and the lien of the Mortgages; provided, however, that any equipment, furniture or fixtures installed on the Project by the Company and not constituting replacements or renewals of Equipment constituting a part of the Project may, subject to the provisions of the Mortgages, be removed by the Company at any time and from time to time while it is not in default under the terms of this Lease Agreement; and provided further, that any damage to the Project occasioned by such removal shall be repaired by the Company at its own expense. The same provisions will apply with respect to equipment, furnishings or fixtures of any sublessee or user of the Project pursuant to Section 3.5 hereof.

(d) The Company will not permit any mechanic’s or other liens to stand against the Project for labor or material furnished by others in connection with the original acquisition, construction or equipping of the Project or any additions, improvements, alterations or repairs so made by the Company. The Company may, however, in good faith contest any such mechanic’s or other liens and in such event may permit any such liens to remain unsatisfied and undischarged during the period of such contest and any appeal therefrom unless by such action the Project or any part thereof shall in the reasonable judgment of the Bank be subject to loss or forfeiture, in which event such mechanic’s or other liens shall be promptly satisfied.

(e) The Company may, also at its own expense, subject to the provisions of the Indenture, connect or “tie-in” walls and utility and other facilities located on the Realty to other facilities owned or leased by it on real property adjacent to the Realty or partly on such adjacent real property and partly on the Realty but only if the Company furnishes the IDB and the Bank a certificate of an Independent Engineer that such connection and “tie-in” of walls and facilities will not unreasonably interfere with the operation of the Project.

(f) The IDB will, upon request of the Company, grant such utility, transportation and other similar easements over, across or under the Realty as shall be necessary or convenient for the furnishing of utility and other similar services or the provision of ingress or egress in respect of the Realty or other real property adjacent to or near the Realty, provided that such easements shall not adversely affect the operations of any facilities forming a part of the Project.

Section 4.7 Taxes, Other Governmental Charges and Utility Charges.

(a) The IDB and the Company acknowledge (i) that under present law, by reason of the Abatement Agreement, the Project is exempt, throughout the Maximum Exemption Period, from all ad valorem taxation by the State or by any political or taxing subdivision thereof, except such taxation (if any) as is levied for educational purposes; (ii) that under present law the income and profits (if any) of the IDB from the Project are not subject to either federal or State taxation; and (iii) that these factors, among others, induced the Company to enter into this Lease Agreement. In the event such exemptions are terminated or deemed inapplicable to the Project, the Company may at its option terminate this Lease Agreement upon payment in full of all Debt Service then due and compliance with the other provisions of Section 3.8 hereof, whereupon the IDB shall convey the same to the Company. However, the Company will pay, as the same respectively become due, all taxes and governmental charges of any kind whatsoever that may at any time be lawfully assessed or levied against or with respect to the Project or any machinery, equipment or other property installed or brought by the Company onto the Realty (including, without limiting the generality of the foregoing, (i) any taxes levied on or with respect to the income or profits of the IDB from the Project which, if not paid, will become a lien on the Project or a charge on the revenues and receipts from the Project prior to or on a parity with the lien of the Mortgages thereon and (ii) any ad valorem taxes levied for educational purposes or assessed upon Company’s interest in the Project), and all assessments and charges lawfully made by any governmental body for public improvements that may be secured by a lien on the Project; provided, however, that with respect to special assessments or other governmental charges that may lawfully be paid in installments over a period of years, the Company shall be obligated to pay only such installments as are required to be paid during the Lease Term.

(b) The Company agrees to pay all gas, electric, light and power, water, sewer and all other charges for the operation, maintenance, use and upkeep of the Project.

(c) The Company may, subject to the provisions of the Mortgages, at its own expense and in its own name and behalf or in the name and behalf of the IDB, in good faith contest any such taxes, assessments and other charges and, in the event of any such contest, may permit the taxes, assessments or other charges so contested to remain unpaid during the period of such contest and any appeal therefrom, unless by such action the title of the IDB to any part of the Project shall be materially endangered or the Project or any part thereof shall in the reasonable judgment of the Bank become subject to loss or forfeiture, in which event such taxes, assessments or charges shall be paid forthwith by the Company. The IDB will cooperate fully with the Company in any such contest.

Section 4.8 Insurance.

(a) The Company will cause the Project to be insured and at all times keep the Project insured, including during the period of construction of the Project (during which time such insurance may be provided by way of builders’ risk insurance), against loss and/or damage to the Project by fire and other perils (including vandalism and malicious mischief) customarily covered by the extended coverage clause of fire insurance policies in an amount equal to the full replacement cost of the Project. The Company will pay all premiums on such insurance. All such policies shall be for the benefit of the Company, the Bank and the IDB, as their respective interests may appear, and shall name the Bank as loss payee. All such insurance policies shall be taken out and maintained with generally recognized, responsible insurance companies, each of which shall be qualified and authorized to assume the respective risks undertaken.

(b) The Company shall also take out and at all times maintain and pay the premium on policies of general liability insurance and products liability insurance with generally recognized, responsible insurance companies, each of which shall be qualified to assume the risks undertaken, for the benefit of the Trustee, the IDB and the Company as their interests may appear. Such general public liability insurance shall insure against liability for injuries to persons and property or death or accidental injuries arising out of the occupancy, use or operation of the Project, in the minimum amount of $1,000,000 combined single limit coverage, and also in the aforesaid amount with respect to any vehicle used in connection with the Project. Such products liability insurance shall insure against liability for injuries to persons and property or death or accidental injuries arising out of the use or operation of the products produced by the Company, with minimum coverage in the amount of $1,000,000.

All such insurance shall be provided during the entire Lease Term. The insurance policies or certificates evidencing such insurance shall be filed with the Bank so long as any of the Bonds shall be outstanding and thereafter with the IDB. Such policies or certificates shall be filed with the Bank on or before the Issue Date. Each policy shall provide that the policy may not be cancelled or expire without 30 days’ prior written notice of such cancellation or expiration by the insurer to the Company and the Bank. Such insurance may also be provided under a blanket insurance policy or policies.

Section 4.9 Advances. In the event that the Company fails to take out or maintain the full insurance coverage required by this Lease Agreement, fails to pay the taxes and other charges required to be paid by the Company at the times they are required to be paid, or fails to keep the Project in as reasonably safe condition as its operating conditions permit and the Plant in good order and repair, the IDB or the Trustee, after first notifying the Company of any such failure, may (but shall not be obligated to) take out the required policies of insurance and pay the premiums on the same, pay such taxes or other charges, or make such repairs, renewals and replacements as may be necessary to maintain the Project in as reasonably safe condition as the Company’s operations permit and the Plant in good order and repair, respectively; and all amounts so advanced therefor by the IDB or the Trustee shall become an additional obligation of the Company to the IDB or to the Trustee, as the case may be, which amounts, together with interest thereon at the Interest Rate for Advances, the Company agrees to pay. Any remedy herein vested in the IDB or the Trustee for the collection of the Rentals shall also be available to the IDB and the Trustee for the collection of all such amounts so advanced.

Section 4.10 Damage or Destruction. Subject to the rights of the Bank under Section 4.15 of both the Tax-Exempt Credit Agreement and the Taxable Credit Agreement, if prior to full payment of the IDB Bonds (or provision for payment thereof having been made in accordance with the provisions of the IDB Indenture) the Project is destroyed (in whole or in part) or is damaged by fire or other casualty, the Company shall be obligated to continue to pay Rentals, to perform its other obligations and covenants hereunder and to repair, rebuild or restore the property damaged or destroyed to substantially the same condition as existed prior to the event causing such damage or destruction, with such changes, alterations and modifications (including the substitution and addition of other property) as may be desired by the Company and as will not, in the opinion of Bond Counsel, impair the character of the Project as a “project” under the Act or as qualifying facilities under Section 144(a)(12)(C) of the Code.

The Company may apply for such purpose so much as may be necessary of any Net Proceeds of insurance resulting from claims for such losses. In the event said Net Proceeds are not sufficient to pay in full the costs of such repair, rebuilding or restoration, the Company will nonetheless complete the work thereof and will pay that portion of the costs thereof in excess of the amount of said Net Proceeds or will pay to the IDB or the Trustee on behalf of the IDB the moneys necessary to complete the work, in which case the IDB will proceed so to complete the work. The Company shall not, by reason of the payment of such excess costs (whether by direct payment thereof or payment to the IDB or Trustee therefor), be entitled to any reimbursement from the IDB or any abatement or diminution of the Rentals payable hereunder. Any balance of Net Proceeds remaining after payment of all the costs of such repair, rebuilding or restoration shall be paid to the Company.

Notwithstanding the foregoing, if the Company shall determine that such repair, restoration or rebuilding is not, in whole or in part, economically viable, then the Company may exercise its option to redeem IDB Bonds in accordance with their terms, in which case the Net Proceeds (or such portion thereof as is allocable to the portion of the Project not being repaired, restored or rebuilt) shall be applied to such redemption.

The IDB shall cooperate fully with the Company in the handling of any prospective or pending insurance claim with respect to the Project or any part thereof. In no event will the IDB voluntarily settle, or consent to the settlement of, any prospective or pending insurance claim with respect to the Project or any part thereof without the written consent of the Company, in its sole discretion.

Section 4.11 Condemnation. Subject to the rights of the Bank under Section 4.16 of both the Tax-Exempt Credit Agreement and the Taxable Credit Agreement, in the event that title to, or the temporary use of, the Project or any part thereof or interest therein shall be taken under the exercise of the power of eminent domain by any Governmental Authority or by any Person acting under governmental authorization, the Company shall be obligated to continue to pay Rentals and to perform its other obligations and covenants hereunder. If the Company so elects, the IDB and the Company will cause the Net Proceeds received by them or the Trustee or any of them from any award made in such eminent domain proceedings to be applied, as shall be directed in writing by the Company within 124 days from entry of a final order in such eminent domain proceedings, to:

(a) the restoration of the remaining improvements located on the Realty to substantially the same condition as existed prior to the exercise of the power of eminent domain, and/or

(b) the acquisition, by construction or otherwise, by the IDB of other lands or improvements suitable for the Company’s operations at the Project (which land or improvements shall be deemed a part of the Project and available for use and occupancy by the Company without the payment of any rent other than herein provided for to the same extent as if such land or other improvements were specifically described herein and demised hereby).

In the event that the Company elects either of the foregoing options and said Net Proceeds are not sufficient to pay in full the costs of such restoration or acquisition, the Company will nonetheless pay that portion of the costs thereof in excess of the amount of said proceeds or will pay to the IDB or the Trustee on behalf of the IDB the moneys necessary to complete the work, in which case the IDB will proceed so to complete the work. The Company shall not, by reason of the payment of such excess costs (whether by direct payment thereof or payment to the IDB or Trustee therefor), be entitled to any reimbursement from the IDB or any abatement or diminution of the Rentals payable hereunder.

Notwithstanding the foregoing, if the Company shall determine that such restoration or acquisition is not, in whole or in part, economically viable, then the Company may exercise its option to redeem IDB Bonds in accordance with their terms, in which case the Net Proceeds (or such portion thereof as is allocable to the portion of the Project not being restored) shall be applied to such redemption.

Any balance of such Net Proceeds remaining after the application thereof as hereinabove provided shall be paid to the Company.

The IDB shall cooperate fully with the Company in the handling and conduct of any prospective or pending condemnation proceeding with respect to the Project or any part thereof and will, to the extent it may lawfully do so, permit the Company to litigate in any such proceeding in the name and behalf of the IDB, through counsel of Company’s own choice; provided, however, if the IDB is legally required to participate through its own counsel in any such defense, the Company shall be responsible for the reasonable fees and charges of such counsel. In no event will the IDB voluntarily settle, or consent to the settlement of, any prospective or pending condemnation proceeding with respect to the Project or any part thereof without the written consent of the Company, in its sole discretion.

Section 4.12 Investment and Disbursement of Net Proceeds. All moneys received by the Trustee or its designee constituting Net Proceeds shall, pending application, be invested at the direction of the Project Supervisor, and shall (together with any investment income therefrom) be disbursed, to the extent to be used for repair, rebuilding, restoration, acquisition or construction, as provided in this Lease Agreement and the IDB Indenture for the investment and disbursement of moneys in the Construction Fund.

Section 4.13 Environmental Assurances. The Company represents and warrants that it has made adequate investigation to determine whether the activities planned by the Company at the Project are or should be (under applicable federal, state or local law or regulation) the subject of a permit or permit application and that either: (a) no such permit is currently required; or (b) any and all required or applicable permits have been obtained in writing prior to the execution of this Lease Agreement. To the best of the Company’s knowledge, as to the Project, there exists no condition, fact, occurrence, past happening or other matter which does or might constitute a violation of any federal, state or local environmental statute, rule, code, ordinance or regulation. In the event that, during the Lease Term or any extension thereof, any condition, fact, occurrence, past happening or other matter occurs which does or might constitute a violation of any federal, state or local environmental statute, rule, code, ordinance or regulation, the Company will immediately notify the IDB, the appropriate Governmental Authorities and the Bank in writing, and will take immediate action to cure any such violation and will indemnify and hold harmless the IDB and the Bank from and against any and all claims, administrative and judicial proceedings and orders, judgments, remedial action requirements and enforcement actions of any kind, and all costs and expenses incurred in connection therewith (including but not limited to attorneys’ fees and expenses), arising directly or indirectly, in whole or in part, out of such violation.

In addition, if the IDB or the Bank has reasonable basis to believe an environmental problem may exist, the IDB or the Bank shall be entitled to require the Company (at the Company’s sole expense) to obtain appropriate environmental assessment studies or investigations of the Project to determine compliance with this paragraph. Should the Company decline to obtain such studies or investigations, the IDB or the Bank shall be entitled to procure the same and the cost thereof, together with interest thereon at the Interest Rate for Advances from the date the cost was incurred, may be added to the amounts due under Section 3.3(c) hereof or the indebtedness secured by the IDB Indenture, as the case may be. Should any such matter be reported to the IDB or the Bank, or should the IDB or the Bank otherwise become aware of any such matter, the IDB or the Bank may (at its option) require the Company to purchase environmental indemnification, liability and/or casualty insurance (provided the same is available and not economically infeasible to purchase) indemnifying the IDB and the Bank against any loss or damages (including the costs of cure) arising from environmental defects in or occurrences with respect to the Project.

The Company shall, at all times throughout the Lease Term, comply with all rules, regulations and guidelines promulgated by any Governmental Authority concerning the storage and containment at the Project of any petroleum products and the prevention and, if necessary, correction and clean-up of any petroleum-related occurrence happening on or related to any part of the Project.

The parties acknowledge that all responsibility for the management, control or disposal of waste materials (whether hazardous or otherwise) on any part of the Project is and shall be that of the Company, and that neither the IDB nor the Bank has any authority or ability to control or manage the disposal or handling of waste materials on any part of the Project.

Section 4.14 Hazardous Waste. The Company expressly represents that no part of the Project has in the past been used, is now being used, or will in the future be used for the handling, transportation or disposal of hazardous or toxic materials. The Company shall not generate, manufacture or dispose of, on, under or about the Project, or transport to or from the Project, any flammable explosives, radioactive materials or any other substances defined as or included in a definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, or “toxic substances” under any applicable federal or state laws or regulations in effect during the Lease Term (collectively referred to herein as “Hazardous Materials”); and the Company shall employ all due care in the event it should use or store any Hazardous Materials in connection with its operations at the Project. The Company covenants that it is in compliance and will maintain compliance with all the provisions of the Federal Water Pollution Control Act, Comprehensive Environmental Response, Compensation and Liability Act of 1980, and Solid Wastes Disposal Act (Article 1, Chapter 27, Title 22 of the Code of Alabama of 1975, as amended) and other similar federal, state and local statutory schemes imposing liability on the Company.

The Company hereby agrees to indemnify the IDB and the Bank and hold the IDB and the Bank harmless from and against any and all claims, administrative and judicial proceedings and orders, judgments, remedial action requirements and enforcement actions of any kind, and all costs and expenses incurred in connection therewith (including but not limited to attorneys’ fees, paralegal charges and expenses), arising directly or indirectly, in whole or in part, out of (a) the use or presence on or under any part of the Project of any Hazardous Materials or releases or discharges of Hazardous Materials on, under or from any part of the Project; (b) any activity carried on or undertaken on or off any part of the Project, whether prior to or during the Lease Term, and whether by the Company, any predecessor to the Company in title to or possession of the Project, any employees, agents, contractors or subcontractors of the Company or any such predecessor, or any other Persons at any time occupying or present on the Project, in connection with the treatment, decontamination, handling, removal, storage, clean-up, transport or disposal of any Hazardous Materials at any time located or present on or under any part of the Project; and (c) any breach of the covenants contained in this Section. The foregoing indemnity shall further apply to any residual contamination on or under any part of the Project or affecting any natural resources arising out of the generation, use, handling, storage, transport or disposal of any Hazardous Materials, irrespective of whether any such activities were or are hereafter undertaken in accordance with applicable laws, regulations, codes and ordinances. The obligations of the Company to indemnify and hold harmless under this Section and Section 4.13 hereof shall survive any or all of the following: (i) the payment in full of the Bonds, (ii) any termination of this Lease Agreement, (iii) any foreclosure of any security interest in or mortgage on the Project and (iv) any transfer of the Project by deed in lieu of foreclosure pursuant to the Mortgages.

[END OF ARTICLE IV]

ARTICLE V

ADDITIONAL AGREEMENTS AND COVENANTS

Section 5.1 General Covenants. The Company will not do or permit anything to be done on or about the Project that will affect, impair or contravene any policies of insurance that may be carried on the Project or any part thereof against loss or damage by fire, casualty or otherwise. The Company will, in the use of the Project and the public ways abutting the same, obtain all Necessary Authorizations and comply with all lawful requirements of all Governmental Authorities; provided, however, the Company may, at its own expense in good faith, contest the validity or applicability of any such requirement.

Section 5.2 Inspection of Project. The Company will permit the IDB, the Trustee and their respective duly authorized agents at all reasonable times during normal business hours and on reasonable advance notice to enter upon, examine and inspect the Project and, provided the same shall not unduly infringe on trade secrets or processes of the Company, to have access. to, inspect, examine and make copies of the books and records, accounts and data of the Company pertaining to the Project.

Section 5.3 Indemnification. The Company releases the IDB from, agrees that the IDB shall not be liable for, and indemnifies the IDB against, all liabilities, claims, costs and expenses imposed upon or asserted against the IDB, in the absence of gross negligence, bad faith or willful or wanton misconduct on the part of the IDB, on account of: (a) any loss or damage to property or injury to or death of or loss by any person that may be occasioned by any cause whatsoever pertaining to the construction, maintenance, operation and use of the Project; (b) any breach or default on the part of the Company in the performance of any covenant or agreement of the Company under this Lease Agreement or any other Company Document, or arising from any act or failure to act by the Company, or any of its agents, contractors, servants, employees or licensees; (c) the authorization, issuance and sale of the IDB Bonds, and the provision of any information furnished by the Company or its authorized agents in connection therewith concerning the Project or the Company (including, without limitation, any information furnished by the Company referred to in Section 2.3(m) hereof); and (d) any claim, action or proceeding brought with respect to the matters set forth in (a), (b) or (c) above.

The Company agrees to indemnify each Fiduciary (as defined in the Indentures, and including the Trustee and the Registrar) for and to hold it harmless against all liabilities, claims, costs and expenses incurred without negligence, bad faith or willful or wanton misconduct on the part of such Fiduciary on account of any action taken or omitted to be taken by such Fiduciary in accordance with the terms of this Lease Agreement, the Bonds or the Indentures or at the request or with the consent of the Company, including the costs and expenses of such Fiduciary in defending itself against any such claim, action or proceeding brought in connection with the exercise or performance of any of its powers or duties under any such instrument.

In case any action or proceeding is brought against the IDB or any Fiduciary in respect of which indemnity may be sought hereunder, the party seeking indemnity shall promptly give notice of that action or proceeding to the Company, and the Company upon receipt of that notice shall have the obligation and the right to assume the defense of the action or proceeding; provided that failure of a party to give that notice shall not relieve the Company from any of its obligations under this Section unless that failure materially prejudices the defense of the action or proceeding by the Company. At its own expense, an indemnified party may employ separate counsel and participate in the defense. The Company shall not be liable for any settlement without its consent, unless it shall have failed after due notice to participate in such proceedings.

The indemnification set forth above is intended to and shall include the indemnification of all affected officials, directors, officers and employees of the IDB and each Fiduciary, respectively. That indemnification is intended to and shall be enforceable by the IDB and each Fiduciary, respectively, to the full extent permitted by law. The covenant of indemnity by the Company contained in this Section shall survive the termination of this Lease Agreement.

Section 5.4 Company Not to Adversely Affect Exclusion from Gross Income. The Company hereby represents that it has taken and caused to be taken, and covenants that it will take and cause to be taken, all actions that may be required of it, alone or in conjunction with the IDB, for the interest on the IDB Bonds to be and remain excluded from gross income for federal income tax purposes, and represents that it has not taken or permitted to be taken on its behalf, and covenants that it will not take or permit to be taken on its behalf, any actions that would adversely affect such exclusion under the provisions of the Code.

Section 5.5 Covenants Under Other Company Documents. The Company shall observe and perform all covenants and agreements to be observed or performed by the Company under the other Company Documents.

Section 5.6 Rebate Fund Calculations and Payments. Within 20 days after each Computation Date, the Company shall calculate with respect to the IDB Bonds the amount of Excess Earnings as of that Computation Date and shall notify the Trustee of that amount, whereupon the Trustee shall notify the Company in writing of the amount then on deposit in the Rebate Fund. If the amount then on deposit in the Rebate Fund is less than the amount of Excess Earnings (computed by taking into account the amount or amounts, if any, previously paid to the United States pursuant to Section 407 of the IDB Indenture and this Section), the Company shall, within five days after the date of the aforesaid notice, pay to the Trustee for deposit in the Rebate Fund an amount sufficient to cause the Rebate Fund to contain an amount equal to the Excess Earnings (computed as aforesaid); provided no such payment shall be required with respect to earnings on a bona fide debt service fund during any Bond Year when the gross earnings on such fund during the Bond Year were less than $ 100,000. The obligation of the Company to make such payments shall remain in effect and be binding upon the Company notwithstanding the release and discharge of the IDB Indenture or the termination of this Lease Agreement.

The provisions of this Section 5.6 shall not apply if and to the extent that the IDB, the Company and the Trustee receive a Non-Taxability Opinion regarding the failure to comply therewith.

Section 5.7 Investment of Fund Moneys. At the written direction of the Company, any moneys held as part of the Bond Fund and the Bond Purchase Fund (except for moneys therein (i) held pursuant to Section 403 of the IDB Indenture, (ii) to pay Unsurrendered Bonds (as defined in the IDB Indenture) or (iii) representing proceeds of a drawing under the Letter of Credit, which moneys shall be either held in cash and not invested or invested only in Government Obligations with a maturity of not to exceed 30 days or fewer, as needed), the Rebate Fund and the Construction Fund shall be invested or reinvested by the Trustee in Eligible Investments (as defined in the IDB Indenture). The Company will not issue, or permit to be issued on its behalf, any instructions for the investments of any moneys in the Construction Fund, the Rebate Fund, the Bond Purchase Fund or the Bond Fund if, as a result of any such investment being made in accordance therewith, the IDB Bonds would be considered “arbitrage bonds” within the meaning of Section 148 of the Code or “hedge bonds” within the meaning of Section 149(g) of the Code. Additionally, the IDB and the Company will continually comply with all provisions of the Code necessary in order to prevent the IDB Bonds from being considered “arbitrage bonds” within the meaning of Section 148 of the Code or “hedge bonds” within the meaning of Section 149(g) of the Code.

Any officer of the IDB having responsibility for issuing the IDB Bonds, in conjunction with the Company or any officer, employee or agent of or consultant to the Company, shall give an appropriate certificate of the IDB pursuant to said Section 148 of the Code, for inclusion in the transcript of proceedings for the IDB Bonds, setting forth the reasonable expectations of the IDB as of the Issue Date regarding the amount and use of the proceeds of the IDB Bonds and the facts, estimates and circumstances on which those expectations are based. The Company shall provide the IDB with, and the IDB’s certificate may be premised on, a certificate of an appropriate officer, employee or agent of or consultant to the Company setting forth the reasonable expectations of the Company as of the Issue Date regarding the amount and use of the proceeds of the IDB Bonds and the facts, estimates and circumstances on which those expectations are based.

Section 5.8 Letter of Credit; Alternate Credit Facility.

(a) On or before the Issue Date, the Company shall cause to be delivered to the Trustee the Initial Letter of Credit. The Company may at any time and from time to time, but shall not be required to, deliver a Substitute Letter of Credit to the Trustee in substitution for the Existing Letter of Credit.

(b) The following provisions define the Company’s alternative obligations with respect to a Substitute Letter of Credit, depending on the event prompting delivery thereof:

(1) The Company shall give the Trustee at least 45 days’ prior written notice of a proposed Letter of Credit Substitution Date, which notice shall specify (A) the name of the issuer of the proposed Substitute Letter of Credit, (B) the branch address, contact person and phone number with respect to such issuer, (C) any short-term or long-term ratings assigned by any Rating Agency to the obligations of such issuer, (D) the name of the counsel to such issuer which shall render the opinion required pursuant to subsection (d)(3) of this Section 5.8 and (E) the proposed Letter of Credit Substitution Date. Not fewer than 10 days prior to a proposed Letter of Credit Substitution Date, the Company shall deliver to the Trustee a binding commitment for the issuance of such Substitute Letter of Credit and the Related Documentation.

(2) At least 65 days prior to the Stated Termination Date of the Existing Letter of Credit, the Company shall, unless it has determined to let the IDB Bonds become subject to Mandatory Tender in connection with such Stated Termination Date, furnish or cause to be furnished to the Trustee either (A) a binding commitment from the Bank for the issuance of an Extension Letter of Credit, or (B) a binding commitment for the issuance of a Substitute Letter of Credit from the issuer thereof, accompanied by the information set forth in the first sentence of subsection (b)(1) of this Section 5.8.

(3) If the Company intends that the IDB Bonds be secured by a Letter of Credit following a Proposed Conversion Date (as defined in the IDB Indenture), the Company shall, at the time it gives the notice required under Section 202(g) or (h) of the IDB Indenture, furnish or cause to be furnished to the Trustee a binding commitment for the issuance of a Substitute Letter of Credit from the issuer thereof, accompanied by the information set forth in the first sentence of subsection (b)(1) of this Section 5.8.

(c) Each Substitute Letter of Credit delivered to the Trustee pursuant to this Section must meet the following criteria:

(1) if such Substitute Letter of Credit will be effective during a Seven-Day Rate Period (as defined in the IDB Indenture), such Substitute Letter of Credit shall be substantially in the same form and of the same tenor as the Initial Letter of Credit, including provision for the payment of interest on the IDB Bonds (or the interest portion of the purchase price of IDB Bonds tendered, or deemed tendered, for purchase) for a period of 36 days at the maximum rate per annum, specified in such Substitute Letter of Credit, at which there has been calculated the amount available to be drawn thereunder with respect to interest on the IDB Bonds;

(2) if such Substitute Letter of Credit will be effective during a Yearly Fixed Rate Period or the Permanent Fixed Rate Period (both as defined in the IDB Indenture), such Substitute Letter of Credit shall be substantially in the same form and of the same tenor as the Initial Letter of Credit, except that such Substitute Letter of Credit must provide for the payment of (A) interest on the IDB Bonds (or the interest portion of the purchase price of IDB Bonds tendered, or deemed tendered, for purchase) for a period of 210 days at the rate per annum to be borne by the IDB Bonds during such Yearly Fixed Rate Period or Permanent Fixed Rate Period, plus (B) an amount equal to 2% of the then principal amount of the IDB Bonds, to enable the Trustee to pay the redemption premium on the IDB Bonds in the event of the optional redemption thereof;

(3) the effective date of such Substitute Letter of Credit shall be (A) the Conversion Date, (B) the first Business Day of the calendar month in which the Stated Termination Date is to occur or (C) the Letter of Credit Substitution Date (which may in no event be later than the first Business Day of the calendar month in which the Stated Termination Date is to occur), whichever shall have been the corresponding event prompting delivery of the Substitute Letter of Credit; and

(4) such Substitute Letter of Credit must have a Stated Termination Date that is not sooner than one year after its effective date.

(d) Each Substitute Letter of Credit (other than any Extension Letter of Credit) delivered to the Trustee shall be accompanied by the following Related Documentation, if and to the extent applicable:

(1) if the short-term or long-term obligations of the issuer of the proposed Substitute Letter of Credit are then rated, a letter from each Rating Agency that maintains any such rating stating (A) such rating or ratings, (B) that such Rating Agency has reviewed the proposed Substitute Letter of Credit, and (C) the rating or ratings, if any, that such Rating Agency has assigned or would assign to the IDB Bonds (if any such ratings be then sought) by reason of the substitution;

(2) a Non-Taxability Opinion further opining to the effect that such Substitute Letter of Credit is authorized by this Lease Agreement and the IDB Indenture; and

(3) an opinion of counsel for the issuer of such Substitute Letter of Credit to the effect that (A) such Substitute Letter of Credit is a valid, binding and enforceable obligation of the issuer thereof; (B) use of the proceeds of a drawing on such Substitute Letter of Credit to pay Debt Service on or Purchase Price of the IDB Bonds would not constitute an avoidable preference under Section 547 of the Bankruptcy Code recoverable under Section 550 thereof in the event of the filing of a petition thereunder by or against the Company or by the IDB; and (C) the Substitute Letter of Credit and the IDB Bonds are not required to be registered under the Securities Act of 1933, as amended, and the IDB Indenture is not required to be qualified under the Trust Indenture Act of 1939, as amended.

(e) At the close of business on the effective date of any Substitute Letter of Credit, the Trustee shall return the Existing Letter of Credit to the issuer thereof, provided that any draws on such Existing Letter of Credit made on or prior to such date have been honored. Any draws that, under the terms of the IDB Indenture, are to be made on the Letter of Credit on or prior to the effective date of a Substitute Letter of Credit shall be made under the Existing Letter of Credit. Not later than the close of business on the effective date of a Substitute Letter of Credit, the Bank shall deliver to the Trustee written evidence that all obligations of the Company to the issuer of the Existing Letter of Credit for reimbursement of amounts drawn thereunder shall have been satisfied, and upon receipt of such evidence any Bank Bonds held by the Tender Agent (as both said terms are defined in the IDB Indenture) under the IDB Indenture for the benefit of the issuer of the Existing Letter of Credit shall be delivered to, or upon the order of, the Company.

(f) The Company may, at its option, provide for the delivery to the Trustee of an Alternate Credit Facility to supplement the Letter of Credit or to provide credit enhancement in place of a Letter of Credit. Any such Alternate Credit Facility shall be payable to the Trustee for the benefit of the Holders and shall have administrative provisions satisfactory to the Trustee. The preconditions for delivery of an Alternate Credit Facility shall be identical in substance to those detailed in this Section for delivery of a Substitute Letter of Credit, with such modifications, however, as shall be appropriate to comport with the form and character of the Alternate Credit Facility.

[END OF ARTICLE V]

ARTICLE VI

EVENTS OF DEFAULT AND REMEDIES

Section 6.1 Events of Default. Each of the following shall be an Event of Default under this Lease Agreement:

(a) Failure by the Company to make when due any payment of Basic Rent and continuation of such failure for a period of five days.

(b) Failure by the Company to make any other payments due hereunder or to observe and perform any other covenant, condition or agreement on its part to be observed or performed and continuation of such failure for a period of 30 days after written notice, specifying such failure and requesting that it be remedied, shall have been given to the Company by the IDB or the Trustee, unless the IDB and the Trustee shall agree in writing to an extension of such time prior to its expiration; provided, however, if the failure stated in the notice can be corrected but not within the applicable period, it shall not constitute an Event of Default if corrective action is instituted by the Company within the applicable period and diligently pursued until the failure is corrected.

(c) The occurrence of an Act of Bankruptcy; provided, however, that if any such petition or proceeding is filed against the Company, such filing shall not constitute an Event of Default hereunder unless such petition shall remain undismissed for a period of 120 days after filing; provided further, however, that the occurrence of an Event of Default under this subsection and the exercise of remedies upon any such occurrence shall be subject to any applicable limitations of federal or state law affecting or precluding such occurrence or exercise during the pendency of or immediately following any liquidation or reorganization proceedings.

(d) There shall occur an Event of Default under and as defined in (i) either Indenture, (ii) the Tax-Exempt Credit Agreement or (iii) the Taxable Credit Agreement.

(e) Any representation or warranty made by the Company herein or any statement in any report, certificate, financial statement or other instrument furnished in connection with this Lease Agreement, any other Company Document or the issuance and sale of the Bonds shall at any time prove to have been false or misleading in any material respect when made or given.

Section 6.2 Remedies on Default. Whenever any such Event of Default shall have happened and be continuing, the Trustee, as assignee of the IDB and on its behalf, or (but only as to any Unassigned Rights) the IDB, may:

(a) Declare all installments of Basic Rent payable under this Lease Agreement for the remainder of the Lease Term to be immediately due and payable;

(b) Re-enter and take possession of the Project, without terminating this Lease Agreement, exclude the Company from possession thereof and sublease the Project or any part thereof, for the account of the Company, holding the Company liable for the difference in the rent and other amounts payable by such sublessee and the Rentals and other amounts payable by the Company hereunder;

(c) Terminate this Lease Agreement, exclude the Company from possession of the Project and lease the same for the account of the IDB, holding the Company liable for all Rentals due up to the date such lease is made for the account of the IDB;

(d) Take whatever action at law or in equity may appear necessary or desirable to collect the Rentals then due, whether by declaration or otherwise, or to enforce any obligation, covenant or agreement of the Company under this Lease Agreement or imposed by any applicable law.

The IDB may, without consent of the Trustee, waive any Event of Default hereunder with respect to Unassigned Rights, and the Trustee may not, without the written consent of the IDB, waive any Event of Default hereunder with respect to Unassigned Rights.

Section 6.3 No Remedy Exclusive. No remedy herein conferred upon the Trustee or reserved to the IDB is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Lease Agreement or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof but any such right or power may be exercised from time to time and as often as may be deemed expedient.

Section 6.4 Agreement to Pay Attorneys’ Fees and Expenses. In the event the Company should default under any of the provisions of this Lease Agreement and the IDB or the Trustee (in its own name or in the name and on behalf of the IDB) should employ attorneys or incur other expenses for the collection of Rentals or the enforcement of performance or observance of any obligation or agreement on the part of the Company herein contained, the Company will on demand therefor pay to the IDB and/or the Trustee the reasonable fees of such attorneys and such other reasonable expenses so incurred; and such amounts shall bear interest at the Interest Rate for Advances from the date of demand to the date of payment.

Section 6.5 No Additional Waiver Implied by One Waiver. In the event any agreement contained in this Lease Agreement should be breached by either party and thereafter waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

[END OF ARTICLE VI]

ARTICLE VII

MISCELLANEOUS

Section 7.1 Prior Agreements Canceled. This Lease Agreement shall completely and fully supersede all other prior agreements, both written and oral, between the IDB and the Company relating to the acquisition, construction or equipping of the Project, except that the provisions of the Abatement Agreement have been reaffirmed and incorporated by reference herein. Notwithstanding the preceding sentence, the Abatement Agreement is hereby amended, in accordance with the provisions of the Abatement Act (as therein defined), to provide that, although the abatements granted therein took effect on and after the date of the Abatement Agreement, the Maximum Exemption Period shall expire on the tenth anniversary of the Issue Date. No party to any such prior agreement (except as hereinabove referenced) shall hereafter have any rights thereunder but shall look solely to this Lease Agreement for definition and determination of all of its rights, liabilities and responsibilities relating to the Project.

Section 7.2 IDB’s Liabilities Limited.

(a) The covenants and agreements contained in this Lease Agreement shall never constitute or give rise to a personal or pecuniary liability or charge against the general credit of the IDB, any members of the IDB or of its Board of Directors or any of its servants, agents or employees, and in the event of a breach of any such covenant or agreement, no personal or pecuniary liability or charge payable directly or indirectly from the general assets or revenues of the IDB shall arise therefrom. Nothing contained in this Section, however, shall relieve the IDB from the observance and performance of the covenants and agreements on its part contained herein.

(b) No recourse under or upon any covenant or agreement of this Lease Agreement shall be had against any past, present or future incorporator, officer or member of the Board of Directors of the IDB, or any of its servants, agents or employees, or of any successor corporation, either directly or through the IDB, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that this Lease Agreement is solely a corporate obligation, and that no personal liability whatever shall attach to, or is or shall be incurred by, any incorporator, officer or member of the Board of Directors of the IDB or any successor corporation, or any of them, under or by reason of the covenants or agreements contained in this Lease Agreement.

(c) The liability of the IDB for payment of any money due under any contract or purchase order entered into by or assigned to it, or for any other costs incurred in connection with the acquisition, construction, improvement or equipping of, or other work on, the Project shall be limited solely to (i) the available proceeds of the IDB Bonds, if and when issued,

(ii) any money made available to the IDB for such purpose by the Company or others, and (iii) any revenues or other receipts derived by the IDB from the Project, subject to prior encumbrances. The Company shall cause a conspicuous notice to, that effect to appear on any such contract or purchase order.

Section 7.3 Execution Counterparts. This Lease Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 7.4 Binding Effect. This Lease Agreement shall inure to the benefit of, and shall be binding upon, the IDB, the Company and their respective successors and assigns.

Section 7.5 Amendments. So long as any of the IDB Bonds are outstanding, this Lease Agreement may be amended only with the consent of the IDB and the Trustee and subject to the provisions of Article VII of the IDB Indenture.

Section 7.6 Severability. In the event any provision of this Lease Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

Section 7.7 Notices. Unless otherwise provided herein, all notices, certificates or other communications hereunder shall be in writing, shall be deemed given and shall be sufficiently given when delivered or mailed by registered or certified mail, postage prepaid, or sent by overnight courier service, telegram or Telefax (as defined in the IDB Indenture), addressed to the addresses set forth in Section 1007 of the IDB Indenture. Any party may, by notice given hereunder and under the IDB Indenture, designate any further or different addresses to which subsequent notices, certificates or other communications shall be sent.

Section 7.8 Governing Law. This Lease Agreement shall be deemed to be a contract made under the laws of the State and for all purposes shall be governed by and construed in accordance with the laws of the State.

[END OF ARTICLE VII]

IN WITNESS WHEREOF, the IDB and the Company have caused this Lease Agreement to be duly executed by their respective duly authorized officers, all as of the date first hereinabove set forth.

THE INDUSTRIAL DEVELOPMENT BOARD OF THE CITY OF ARAB

(SEAL)	By:	/s/ illegible
Chairman of its Board of Directors

ATTEST:

/s/ illegible
Secretary

HYCO ALABAMA LLC

	By:	Hyco Holdings, LLC,
the Managing Member of Hyco Alabama LLC

		By:	Hyco International, Inc.,
the Managing Member of Hyco Holdings, LLC

			By:	/s/ Robert F. Overholser
Robert F. Overholser Vice President and Assistant Secretary

ACKNOWLEDGMENT OF IDB

STATE OF ALABAMA	)
:
COUNTY OF MARSHALL	)

I, the undersigned Notary Public in and for said County in said State, hereby certify that Larry Wright, whose signature as the Chairman of the Board of Directors of The Industrial Development Board of the City of Arab is signed to the foregoing instrument and who is known to me and known to be such officer, acknowledged before me on this day that, being informed of the contents of said instrument, he, as such officer and with full authority, executed the same voluntarily for and as the act of said Board.

Given under my hand and seal of office this 13th day of September, 2000.

/s/ Brenda Garrard
NOTARY PUBLIC, State at Large My Commission Expires: 9-15-03

(SEAL)

ACKNOWLEDGMENT OF COMPANY

STATE OF ALABAMA	)
:
COUNTY OF MARSHALL	)

I, the undersigned Notary Public in and for said County in said State, hereby certify that Robert F. Overholser, whose signature as Vice President and Assistant Secretary of Hyco International, Inc., a Delaware corporation, is signed to the foregoing instrument and who is known to me and known to be such officer, acknowledged before me on this day that, being informed of the contents of said instrument, he, as such officer and with full authority, executed the same voluntarily for and as the act of said corporation, in its capacity as the Managing Member of Hyco Holdings, LLC, a Delaware limited liability company, which in turn signs in its capacity as the Managing Member of Hyco Alabama LLC, a Delaware limited liability company.

Given under my hand and seal of office this 13th day of September, 2000.

/s/ Dawn Barron
NOTARY PUBLIC State at Large My Commission Expires: 03-01-04

(SEAL)

THIS INSTRUMENT PREPARED BY:

Roy S. Goldfinger, Esq.

Roy S. Goldfinger, P.C.

P.O. Box 231555

Montgomery, Alabama 36123-1555

(334) 395-8500

Exhibit “A”

Commencing at an iron pin found at a point purported to be the Northeast corner of the Southwest quarter of the Southwest quarter of Section 19, Township 8 South, Range 2 East in Marshall County, Alabama; Thence South 89 degrees 42 minutes 11 seconds West 513.15 feet to an iron pin found, the point of beginning for the property herein described; Thence South 3 degrees 46 minutes 26 seconds West 301.92 feet to a point; Thence North 89 degrees 08 minutes 33 seconds West 772.19 feet to an iron pin found on the East margin of Arad-Thompson Road; Thence along the East margin of said Arad-Thompson Road North 1 degrees 50 minutes 28 seconds East 92.20 feet to an iron pin found on the East margin of said Arad-Thompson Road; Thence leaving the East margin of said Arad-Thompson Road South 87 degrees 55 minutes 50 seconds East 150.00 feet to an iron pin found; Thence North 3 degrees 46 minutes 26 seconds East 200.16 feet to an iron pin found; Thence North 89 degrees 42 minutes 11 seconds East 625.94 feet to the point of beginning containing 4.55 acres more or less.